Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT1
As of December 29, 2007

Subsidiary	State of Incorporation

NextWave Wireless LLC	Delaware

NextWave Broadband Inc.	Delaware

CYGNUS Communications, Inc.	Delaware

NW Spectrum Co.	Delaware

AWS Wireless Inc.	Delaware

Tele*Code	Delaware

Inquam Broadband Holding Limited	Cayman Islands

PacketVideo Corporation	Delaware

PV Acquisition Corporation	Delaware

WCS Wireless Licence Subsidiary, LLC	Delaware

Inquam Broadband GmbH	Germany

Cygnus Multimedia Communications, Limited	United Kingdom

Cygnus Multimedia Communications, Inc.	Delaware

Cygnus Acquisition Co.	Canada

Cygnus Communications Canada Co.	Canada

Tusonic Inc.	North Carolina

Twonky Vision GmbH	Germany

PacketVideo Germany GmbH	Germany

PacketVideo Japan KK	Japan

PacketVideo France SARL	France

PacketVideo Finland Oy	Finland

PacketVideo India Private Limited	India

NextWave Metropolitan Inc.	Delaware

GWireless, LLC	Delaware

NextWave Wireless Sub, LLC	Delaware

GO Networks, Inc.	Delaware

GO Global, Ltd.	Israel

Go Networks International Inc.	Delaware

IPWireless, Inc.	Delaware

IPWireless UK Ltd.	United Kingdom

IPWireless Pte Ltd.	Singapore

IP Wireless Denmark ApS	Denmark

Blue Broadband Access Corp.	Delaware

Magnavision Corp.	Delaware

Nextwave Argentina S.A.	Argentina

Infotel Argentina S.A.	Argentina

Callbi S. A.	Argentina

425331 Canada Inc.	Ontario, Canada

4399773 Canada Inc.	Ontario, Canada

Packetvideo Switzerland (SDC)	Switzerland

DWS	Switzerland

NextWave Japan KK	Japan

NextWave Latin America Corp.	Delaware

NextWave Latin America LLC	Delaware

NextWave America Latina Ltda.	Brazil

WiMAX Telecom AG	Switzerland

WiMAX Telecom GmbH	Austria

WiMAX Telecom d.o.o.	Croatia

B-Max Breitband GmbH - Austria	Austria

WiMAX Telecom SRO	Slovakia

Amtel Networks SRO	Slovakia

Callix Consulting S. A. – Swiss	Switzerland